Exhibit 99.1

Dendreon Announces Organizational Changes

SEATTLE, WA, November 11, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced that Michelle Burris, senior vice president and chief financial officer (CFO), will expand her role to head manufacturing operations and Rick Hamm, senior vice president and general counsel, will now oversee the Company’s business development activities. The Company also announced that Grant Pickering, senior vice president of operations, who was responsible for those functions, will be leaving the Company.

“This realignment best positions the company as we build-out our manufacturing facilities and prepare for the commercialization of PROVENGE®,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “During her 10 years at Corixa, Michelle played a central role in the successful development and approval of Bexxar®, an antibody drug for the treatment of non-Hodgkin’s lymphoma. Since joining us last year from Medtronic, Inc., Rick has become integrally involved in directing our business development efforts. His strong history of healthcare transactional experience will be invaluable as we seek to commercialize PROVENGE globally. We are grateful for Grant’s contributions over the last six years and wish him well in his future endeavors.”

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500